Exhibit 23.10

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No.1 to the Registration Statement (on Forms F-4 and S-4) and related Prospectus of Compagnie Générale de Géophysique for the exchange offer of its outstanding 7 1/2% Senior Notes due 2015 and to the incorporation by reference therein of our report dated May 9th, 2003, with respect to the consolidated financial statements of Compagnie Générale de Géophysique for the year ended December 31, 2002 included in its amended Annual Report (on Form 20-F-A) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Paris La Défense, France
September 19, 2005

BARBIER FRINAULT & AUTRES	ERNST & YOUNG Audit

/s/ Pascal MACIOCE	/s/ Bruno Perrin

Pascal MACIOCE	Bruno Perrin